Exhibit 99.3

Offer By DG FastChannel, Inc.
to
Exchange Approximately 0.1895 of a Share of Common Stock
of
 DG FastChannel, Inc.
for
Each Outstanding Share of Common Stock
(including the associated preferred share purchase rights)
of
 POINT.360

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON [DAY, DATE], UNLESS THE OFFER IS EXTENDED.

[                                                 ], 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        DG FastChannel, Inc., a Delaware corporation ("DG FastChannel"), offers to exchange each outstanding share of common stock, no par value per share, including the associated preferred share purchase rights (collectively, the "Point.360 Shares"), of POINT.360, a California corporation ("Point.360"), for a number of shares of common stock, $0.001 par value per share, of DG FastChannel equal to the quotient obtained by dividing 2,000,000 by the number of Point.360 Shares (excluding Point.360 Shares owned directly or indirectly by DG FastChannel or Point.360) issued and outstanding immediately prior to the consummation of the Offer (which quotient would equal 0.1895 assuming 10,554,730 Point.360 Shares (excluding Point.360 Shares owned directly or indirectly by DG FastChannel or Point.360) are issued and outstanding immediately prior to the consummation of the Offer), upon the terms and subject to the conditions set forth in the Offer to Exchange/Prospectus, dated June 8, 2007 (the "Offer to Exchange"), and in the related Letter of Transmittal (which collectively, with the Offer to Exchange, as amended or supplemented from time to time, constitute the "Offer"). The Offer is being made in connection with the Agreement and Plan of Merger and Reorganization, dated as of April 16, 2007 (the "Merger Agreement"), by and among DG FastChannel, Point.360 and New 360, a California corporation and a wholly-owned subsidiary of Point.360 ("New 360").

        Please furnish copies of the enclosed materials to those of your clients for whom you hold Point.360 Shares registered in your name or in the name of your nominee.

        The Offer is conditioned upon, among other things, (1) there being validly tendered and not properly withdrawn prior to the expiration of the Offer at least a majority of the fully-dilated Point.360 Shares, calculated as described in the Offer to Exchange, and (2) the completion of the spin-off of New 360, a wholly-owned subsidiary of Point.360 to which Point.360 will contribute all of the assets owned, licensed or leased by Point.360 that are not used exclusively in connection with the advertising distribution business of Point.360, to the Point.360 shareholders (other than DG FastChannel). The Offer is also subject to other terms and conditions described in the Offer to Exchange, the related Letter of Transmittal and the Merger Agreement, all of which should be reviewed in detail.

        Enclosed herewith for your information and forwarding to your clients are copies of the following documents:

  1.
  The Offer to Exchange.

  2.
  The Letter of Transmittal for your use to tender Point.360 Shares and for the information of your clients. Manually signed copies of the Letter of Transmittal may be used to tender Shares.

  3.
  A printed form of letter that may be sent to your clients for whose account you hold Point.360 Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer.

  4.
  Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

  5.
  A copy of Point.360's Solicitation/Recommendation Statement on Schedule 14D-9.

  6.
  A return envelope addressed to American Stock Transfer & Trust Company (the "Exchange Agent").

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON [DAY, DATE], UNLESS THE OFFER IS EXTENDED.

        In order to accept the Offer, a duly executed and properly completed Letter of Transmittal and any required signature guarantees, or an Agent's Message (as defined in the Letter of Transmittal) in connection with a book-entry delivery of Point.360 Shares, and any other required documents should be sent to the Exchange Agent and either certificate(s) representing the tendered Point.360 Shares should be delivered to the Exchange Agent, or Point.360 Shares should be tendered by book-entry transfer into the Exchange Agent's account maintained at the Book Entry Transfer Facility (as described in the Letter of Transmittal), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange. TENDERS BY NOTICE OF GUARANTEED DELIVERY WILL NOT BE ACCEPTED.

        Neither DG FastChannel nor any officer, director, stockholder, agent or other representative of DG FastChannel will pay any commissions or fees to any broker, dealer or other person (other than the Information Agent and the Exchange Agent as described in the Offer to Exchange) for soliciting tenders of Shares pursuant to the Offer. DG FastChannel will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone numbers set forth below.

D. F. King & Co., Inc.

You may obtain information regarding the Offer
from the Information Agent as follows:

48 Wall Street, 22nd Floor
New York, New York 10005
E-mail: info@dfking.com
Banks and Brokerage Firms, Please Call (212) 269-5550
All Others, Please Call Toll-free: (800) 488-8075

Very truly yours,

DG FastChannel, Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF DG FASTCHANNEL, POINT.360, NEW 360, OR THE EXCHANGE AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.